                                                                   EXHIBIT n.2.b


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Allied Capital Corporation

We consent to the use of our report dated February 11, 2003, with respect to the consolidated balance sheet of Allied Capital Corporation and subsidiaries, including the consolidated statement of investments, as of December 31, 2002, and the related consolidated statements of operations, changes in net assets and cash flows, and the financial highlights (included in Note 15), for the year then ended, included herein and to the reference to our firm under the heading "Independent Public Accountants" in the registration statement.

Our report refers to our audit of the revisions that were applied to the 2001 and 2000 consolidated financial statements, as more fully described in Notes 2 and 14 to the consolidated financial statements. However, we were not engaged to audit, review, or apply procedures to the 2001 and 2000 consolidated financial statements other than with respect to such revisions.


/s/ KPMG LLP

Washington, D.C.

June 5, 2003